Exhibit 10.15

JOHN WILEY & SONS, INC.

FY 2020 QUALIFIED EXECUTIVE ANNUAL INCENTIVE PLAN

PLAN DOCUMENT

CONFIDENTIAL

MAY 1, 2019

I.  DEFINITIONS

Following are definitions for words and phrases used in this document.  Unless the context clearly indicates otherwise, these words and phrases are considered to be defined terms and appear in this document in italicized print:
base salary   A participant's base salary as of July 1, 2019, or the date of hire or promotion into the plan, if later, adjusted for any amount of time the participant may not be in the plan for reasons of hire, death, disability, retirement and/or termination.
business criteria An indicator of financial performance, chosen from the business criteria listed in Section  4(b)(ii) of the shareholder plan. The following business criteria are used in this plan:
operating income (corporate) Net revenue less cost of sales, amortization of intangibles and operating and administrative expenses, calculated consistently with the Company’s adjusted results reported publicly contribution to profit  (CTP) (business) Net revenue less cost of sales, direct expenses and allocated shared service costs, calculated consistently with the Company’s adjusted segment results reported publicly revenue  (business and corporate) Gross annual revenue, net of provision for returns, cancellations, etc., in a manner consistent with amounts reported for the Company’s segment and total results business unit The Company, a business or subsidiary of the Company, or a global unit of the Company.
Company    John Wiley & Sons, Inc.
Executive Compensation and Development Committee (Committee) The committee of the Company's Board of Directors responsible for the review and approval of executive compensation.
financial goal   A targeted level of attainment of a given business criteria.
financial results   The published, audited financial results of the Company and the business financial results derived therefrom.
participant   An employeeof the Company selected to participate in the plan.
payout   Actual gross dollar amount paid to a participant under the plan, if any, for achievement of assigned performance targets, as further discussed in this plan.
performance levels
threshold   The minimum acceptable level of achievement of a financial goal in order to earn a payout, expressed as a percentage of target ( e.g., 95% of target).
target   Achievement of the assigned financial goal-100%.
outstanding   Superior achievement of a financial goal, earning the maximum payout, expressed as a percentage of target (e.g., 105% of target).
Performance target    A participant's objective to achieve specific financial goals for assigned business criteria in the plan year, as approved by the Committee.  A performance target comprises all of the financial goals for the business criteria in a business unit.
plan    This FY 2020 Qualified Executive Annual Incentive Plan.
plan year  The twelve-month period from May 1, 2019 to April 30, 2020, or a portion of this period, at the discretion of the Committee.
shareholder plan  The Company’s 2014 Executive Annual Incentive Plan.
target incentive amount   The amount that a participant is eligible to receive if he/she achieves 100% of his/her performance targets for a business unit. The sum of the target incentive amounts for all business units assigned to a participant is the total target incentive amount.
target incentive percent   The percent applied to the participant's total annual incentive opportunity to determine the target incentive amount for this plan. Generally, for the plan year 2020, the target incentive percent for this plan is 75%.
total annual incentive opportunity  The total target amount that a participant is eligible to receive from all annual incentive plans, including this plan.

II.  PLAN OBJECTIVES

The plan is intended to provide the officers and other key colleagues of the Company and of its subsidiaries, affiliates and certain joint venture companies, upon whose judgement, initiative and efforts the Company depends for its growth and for the profitable conduct of its business, with additional incentive to promote the success of the Company.

III.  ELIGIBILITY

A participant is selected by the President & CEO and recommended for participation to the Committee, which has sole discretion for determining eligibility, from among those colleagues in key management positions deemed able to make the most significant contributions to the growth and profitability of the Company.  The President and CEO of the Company is a participant.

IV.  PERFORMANCE TARGETS AND MEASUREMENT

The CEO recommends and the Committee adopts, in its sole discretion, performance targets and performance levels for each participant, not later than 90 days from the commencement of the plan year.  No performance target or performance level may be modified after 90 days from the commencement of the plan year.

A.
Performance targets, comprising one or more financial goals, are defined for each business unit.  Each financial goal is assigned a weight, such that the sum of the weights of all financial goals for a business unit equals 100%.

B.
Each participant is assigned performance targets for one or more business units , based on the participant’s position, responsibilities, and his/her ability to affect the results of the assigned business unit. For each participant, each business unit is assigned a weight, such that the sum of the weights of all business units for a participant equals 100%. Collectively, all business unit performance targets constitute the participant’s plan year objectives.

C.	Each financial goal is assigned performance levels (threshold, target and outstanding).

V.  PERFORMANCE EVALUATION

A.	Financial Results
1.	At the end of the plan year, the financial results for each business unit are compared with that unit’s financial goals to determine the payout for each participant.
2.	In determining the attainment of financial goals,
a.	the impact of foreign exchange gains or losses will be excluded.
b.	the impact of any of the events (1) through (9) listed in Section 4(b)(ii) of the shareholder plan will be excluded from the financial results of any affected business unit.
3.	Award Determination
a.	Achievement of threshold performance of at least one financial goal of a performance target is necessary for a participant to receive a payout for that performance target.
b.	The unweighted payout factor for each financial goal is determined as follows:
1.	For performance below the threshold level, the payout factor is zero.
2.	For performance at the threshold level, the payout factor is 50%.
3.	For performance between the threshold and target levels, the payout factor is between 50% and 100%, determined on a pro-rata basis.
4.	For performance at the target level, the payout factor is 100%.
5.	For performance between the target and outstanding levels, the payout factor is between 100% and 150%, determined on a pro-rata basis.
6.	For performance at or above the outstanding level, the payout factor is 150%.

c.	A participant’s payout is determined as follows:
1.	Each financial goal’s unweighted payout factor determined above times the weighting of that financial goal equals the weighted payout factor for that financial goal.
2.	The sum of the weighted payout factors for a business unit’s financial goals equals the payout factor for that performance target.
3.	The participant’s total annual incentive opportunity
 times
the participant’s target incentive percent
 times
the business unit weight
times
the performance target payout factor
 equals
the participant’s payout for that business unit
4.	The sum of the payouts for all the business units assigned to a participant equals the participant’s total payout.
d.	If the payout for the Company is higher than the payout for the other business units, the payout for the Company will be reduced to the level of the highest business unit payout.
e.
If the payout for the Company or any of the business units is below 25%, the payout for the impacted participants will be funded 25%, provided the Company’s performance on operating income achieves at least 85% of target.

f.	The Committee may, in its sole discretion, reduce a participant’s payout to any level it deems appropriate.

VI. PAYOUTS

A.	Payouts will be made within 90 days after the end of the plan year.

B.
In the event of a participant's death, disability, retirement or leave of absence prior to the payout for the plan year, the payout, if any, will be determined by the Committee.  Any such payout will be calculated as noted in Section V.

C.
A participant who resigns, or whose employment is terminated by the Company, with or without cause, before the payout for the plan year, will not receive a payout.  Exceptions to this provision shall be made with the approval of the Committee, in its sole discretion.

D.	A participant who is hired or promoted into an eligible position during the plan year may receive a prorated payout as determined by the Committee, in its sole discretion.

VII. ADMINISTRATION AND OTHER MATTERS

A.
The plan will be administered by the Committee, which shall have authority in its sole discretion to interpret and administer this plan, including, without limitation, all questions regarding eligibility and status of any participant, and no participant shall have any right to receive a payout or payment of any kind whatsoever, except as determined by the Committee hereunder.

B.	The Company will have no obligation to reserve or otherwise fund in advance any amount which may become payable under the plan.

C.
In the event that the Company is required to file a restatement of its financial results due to fraud, gross negligence or intentional misconduct by one or more employees, and/or material non-compliance with Securities laws, the Company will require reimbursement of any annual incentive compensation awarded to all participants in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results, for the fiscal year in which the restatement was required, to the full extent required or permitted by law.

If a participant is directly responsible for or involved in fraud, gross negligence or intentional misconduct that causes the Company to file a restatement of its financial results, the Company will require reimbursement of all annual incentive compensation awarded to such participant, for the fiscal year in which the restatement was required, to the full extent required or permitted by law.

D.	This plan may not be modified or amended except with the approval of the Committee, in accordance with the provisions of the shareholder plan.

E.	In the event of a conflict between the provisions of this plan and the provisions of the shareholder plan, the provisions of the shareholder plan shall apply.